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                                                                    EXHIBIT 10.5




                          PROCESSING SERVICES AGREEMENT

         This Processing Services Agreement (the "Agreement") is entered into this ____ day of _________, 2000, by and between [NAME OF PROCESSOR] ("Processor"), with its principal place of business at [ADDRESS OF PROCESSOR] and ORBIS DEVELOPMENT, INC ("Company"), a Nevada corporation with its principal place of business at 313 Elks Point Road Zephyr Cove, Nevada 89448.

                                    RECITALS

         WHEREAS, Processor provides total transaction processing services to financial institutions and other entities within the electronic payments industry and has developed certain software programs and procedures related to such services; and
         WHEREAS, Company provides services for internet-based transactions to web merchants and has relationships with financial institutions that acquire such transactions for collection on behalf of Company; and
         WHEREAS, Company wishes to obtain transaction and other data processing and related services from Processor for its transactions and financial institutions.
         NOW THEREFORE, in consideration of the premises and mutual promises contained herein and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                               SECTION 1. SERVICES

         1.1 Jurisdiction for Services.Services to be performed under the terms of this Agreement shall apply only to those transactions originating at merchant locations governed under the rules and regulations of the applicable international region of Visa International, Inc. ("Visa") and the international operating regulations of MasterCard International, Inc. ("MasterCard") (collectively, the "Card Associations"). All transactions shall be in United States Dollars.
         1.2 Company will obtain the authorization contained in Exhibit A of this Agreement from any member of Visa and MasterCard that will be providing a Visa Bank Identification Number ("BIN") and MasterCard Interbank Association number ("ICA") (hereinafter, the "Acquirer") to Processor for submitting payment transactions for collection under the Acquirer's membership license with Visa and MasterCard. Processor shall be entitled to rely on such authorization in providing any services under this Agreement to Company. Company acknowledges that the implementation of the BIN and ICA are subject to approval of and timeframes set by the card associations and agrees that it will obtain all the paperwork required by the Card Associations for such implementations.
         1.3 Transaction Authorization and Data Capture. Company will transmit payment transactions for authorization by card issuers by communications methods currently available with Processor and with software and hardware that has been certified to Processor's StrongBox (TM) authorization system. Company will bear the expense for transmission by means that are not included in Processor's current communications methods or for communications costs for implementing dedicated lines or dial numbers within any country other than the United States. Processor will obtain authorization responses using BASE I file formats through a Visa Access Point ("VAP") and BankNet file formats through a MasterCard Interface Processor ("MIP") maintained by Processor and will provide Company with authorization responses returned via the VAP and MIP. Transaction data transmitted to Processor will be captured by the StrongBox(TM) system. No less than once during each business day transaction data will be prepared in file formats suitable for export to an external clearing and settlement system designated by Company or will be submitted directly to Visa and MasterCard on behalf of any financial

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institution providing such authorization in Exhibit A. At Company's option, other card types for which Processor is certified by the applicable card company to provide authorization and capture services for international merchants will be accepted by the StrongBox(TM) system and transmitted to the appropriate card companies in formats and at such times as have been agreed to between Processor and the applicable card company.
         1.4 Interchange Clearing and Settlement Processing. Processor will fully format captured transaction data records, as required by the respective Card Associations for transactions relating to international processing requirements, from its authorization systems or received from other processing vendors and will transmit such records into the Card Associations' respective systems at such times as are determined by Processor and the respective associations but in any event no less than once daily to each association. Processor shall obligate itself to meet the cut-off deadlines for transmission of data for each Card Association on a daily basis. Company will be provided with reporting of cleared transactions, rejects, retrievals and other items received in interchange settlement records, including net amounts to be paid to Company's account by each Card Association. Processor shall have no responsibility for payment to merchants beyond providing Company with reports regarding the total number of transactions and US Dollars submitted by each merchant for settlement and clearing.
         1.5 Company shall be responsible for back-up and other protection against loss, damage or destruction of data received from Processor, and Processor shall have no obligation or liability with respect thereto. Processor shall be responsible for back-up and other protection of all data received from Company or its merchants or agents and from the Card Associations but shall have no duty or responsibility to provide such data to Company except as required by ordinary processing practices or by specific terms of this Agreement.
         1.6 Portfolio Management Services. At Company's election, Processor will provide one or more of the following portfolio support services, which will be more specifically described in Processor's client services operations manuals:
         a. Exceptions Management. Full retrieval and chargeback processing as set forth in the Card Associations' rules and regulations, including the entry of debit and credit items for adjustment and collection from Company's customers into the settlement processing systems of Visa and MasterCard. Company will provide Processor with written procedures for charging merchants and resubmitting any dispute items.
         b. Account Activation. Account data entry and setup on authorization and settlement systems and activation of approved accounts pursuant to Company's written instructions.
         c. Risk Management. Production and distribution of daily transaction reporting for review and disposition by Company.
         d. Customer Service. Processor will provide direct support to Company during business hours, Tucson Time (RMT October to April, PST during period of US daylight savings) to receive inquiries, perform related research services and provide written responses to inquiries that are not capable of phone resolution. Processor will not be responsible for providing direct customer services to any merchants of Company, including those that may originate transactions from points of sale located within the United States.
         e. Other Services. Processor may perform such other services for or on behalf of Company as the parties may agree from time to time in writing.
         1.7 Communication Services. At Company's request and expense, Processor will provide communications lines between Processor's facilities and one or more sites designated by Company and appropriate server links and related services for the purpose of providing Company with access to its merchant data and for communications between computer systems, including computer servers, located at Company or at the facilities any merchant of Company.




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                      SECTION 2. PROCESSOR PROGRAM LICENSE

         Processor hereby grants to Company a non-exclusive and non-transferable license to use any proprietary products of Processor that may be required in connection with the performance of this Agreement. This license, regardless of product covered hereby, shall terminate immediately upon termination of this Agreement whether for cause or otherwise. In the event Company obtains any portion of PurchasePoint(TM) (Processor's proprietary suite of internet-enabling applications), a separate written grant of license and payment of applicable license fees shall be required prior to delivery of PurchasePoint.

                         SECTION 3. PAYMENT FOR SERVICES

         3.1 Fees payable by Company for transaction processing and related services are set forth on Schedule A. Fees for services that are to be performed by Processor at Company's option are set forth on Schedule B. Processor shall have the right to pass through any increase in fees from third party communications vendors upon thirty (30) days written notice. Processor may increase other fees at any time after completion of the first 12 months of the Agreement; provided, however, increases in fees, other than third party communications costs, in any succeeding 12-month period shall not exceed a cumulative total of five percent (5%) and shall be effective only after thirty
(30) days written notice.
         3.2 Prior to initiation of services, Company shall provide Processor with a completed Exhibit B which contains the routing number of a commercial checking account maintained by Company with a financial institution that is a member of the United States Federal Reserve's Automated Clearing House ("ACH") system (the "Account') and hereby authorizes Processor to debit the Account for any fees payable to Processor and for all adjustments and debits that are made in the ordinary course of business. A statement or advice of debit will be provided no less than ten (10) days prior to such debit. In the event Company disagrees with any amount included in the invoice, Processor shall be provided written notice of the same within five (5) business days from receipt of the invoice and shall, nonetheless, be prepared to pay all undisputed amounts within 10 days of receipt of the invoice. The parties will act in good faith to revolve any dispute within twenty (20) days following notice from Company, but in any event, such dispute shall not prevent timely payment of any subsequent invoices for which no dispute is raised. Company shall at all times maintain sufficient balances in the Account to cover all fees, payments, adjustments and processing entries which will be made pursuant to and during the term of this Agreement and for a minimum of sixty (60) days after termination of services and any de-conversion period agreed to by the parties. Company shall be liable to Processor for expenses of collection of its fees including its reasonable attorney's fees and court costs. Late payments shall incur a fee calculated as interest of 10% per annum or highest rate permitted by law, whichever is less, during the period in which any undisputed amount remains unpaid.

                                 SECTION 4. TERM

         This Agreement is effective from the date hereof and shall continue for a term of five (5) years (the "Initial Term"). Thereafter, this Agreement shall be automatically renewed for consecutive two (2) year periods (a "Renewal Term") unless either party gives the other written notice of non-renewal at least one hundred and eighty (180) days prior to the expiration date of the then-current term.



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                            SECTION 5. TERMINATION

         5.1 This Agreement may be terminated by either party:
         (a) Upon completion of any then-current term for which the terminating party has provided proper notice of non-renewal under section 5.
         (b) For breach by the other party of any material provision of this Agreement and failure to cure such breach within fifteen (15) days of written notice specifying the cause thereof. Notice of such termination must be provided no more than fifteen (15) days following the breaching party's failure to cure.
         5.2 The foregoing subsection 5.1 notwithstanding, Processor shall have the right to termination at any time after having provided Company of written notice of its failure to fund any Account overages within 24 hours of written notice or if Processor has had the right to give notice of overages and make demand for funding more than three (3) times in any twelve-month period, whether or not such notice actually given;
         5.3 Processor may terminate immediately upon receipt of notice from a Member of termination of its authorization under Exhibit A.
         5.4 Notwithstanding the provisions of Section 10.9(b) below, Company may terminate immediately, in the event Processor is unable to perform services set forth in Sections 1.2 and 1.3 for a period in excess of two (2) consecutive calendar days.

                        SECTION 6. EFFECT OF TERMINATION

         6.1 Immediately upon termination, whether by expiration or otherwise, Processor's obligation to provide services hereunder shall immediately cease, and any unpaid amounts due and owing by Customer shall become immediately due and payable.
         6.2 Payment for any services rendered or any other obligation of liability owing at the time of termination or which becomes owing under this Agreement whether or not such obligations arise prior to or after the termination date shall not be affected by termination of this Agreement.
         6.3 Processor will provide all reasonable assistance to transfer Customer's accounts to another payment processor; provided, however, all costs of transfer shall be at Customer's sole expense based upon Processor's then current rates for de-conversion of accounts. Provided Customer is not in default of payment of any amounts due to Processor, Processor will provide processing services for up to ninety (90) days following termination to afford Customer a reasonable amount of time for such transfer.

                SECTION 7. INDEMNIFICATION; LIMITATION OF DAMAGES

         7.1 Processor shall indemnify and hold Company and its respective officers, directors and employees harmless from any and all claims, costs, liabilities, losses, damages or expenses (including reasonable attorney's fees) incurred by Company, or its respective officers, directors and employees, arising out of any failure by Processor or its employees or agents to comply with the terms of this Agreement or any negligence, fraud or willful misconduct by Processor or its officers, directors or employees; provided, however, Processor shall not be obligated to indemnify Company or its officers, directors or employees for any matter described in 7.2 below.
         7.2 Company shall indemnify and hold Processor and its respective officers, directors and employees harmless from any and all claims, costs, liabilities, losses, damages or expenses (including reasonable attorney's fees) incurred by Processor or its respective officers, directors and employees, arising out of any failure by Company or its employees or agents to comply with the terms of this Agreement or any negligence, fraud or willful misconduct by Company or its officers, directors or employees; provided, however, Company shall not be obligated to indemnify Processor or its officers, directors or employees for any matter described in 7.1 above.
         7.3 Processor's cumulative liability for any loss or damage, direct or indirect, for any cause whatsoever (including, but not limited to those arising out of or related to this Agreement and including the indemnification provided in Section 7.1 above) with respect to claims relating to events in any one 12-month period following the effective date of this Agreement shall not, under any circumstances, exceed the lesser of:



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                  (a) Two Hundred Thousand Dollars ($200,000); or
                  (b) The amount of Processing Fees paid to Processor pursuant to this Agreement for services performed in the immediately preceding 12-month period, and in the case of the first 12-month period of the Agreement, any minimum processing fees specified for year one in Schedule A.
         7.4 The indemnification of Section 7.1 notwithstanding, Processor shall not be liable to Company, to merchants of Company or to any other party for:
                  (a) fraudulent or unauthorized transactions submitted by Company or its agents or merchants howsoever and wheresoever originated; or
                  (b) selection and operation of any point-of-sale devices or software by Company or its agents and merchants or for loss of data in transit between Company's agents and merchants and Processor or between Processor and acquirers and issuers except for any losses directly attributable to loss of transactions from the point at which Processor has received such transactions and prior to a successful transmission of the transactions into the Visa and MasterCard interchange systems or to gross negligence, willful misconduct or fraudulent misconduct by Processor or its officers or employees. Processor will use its best efforts to contract with third parties for the products and services on which it is dependent, including, but not limited to, communications carriers, voice authorization providers, equipment manufacturers and their associated hardware and software providers, whether owned or licensed, however, Processor shall not be liable to Company for damages, loss, costs or liabilities suffered or incurred by Company or its merchants attributable to the fault or negligence of any such third party or parties. In the event of loss of interchange processing data, Processor will use its best efforts to re-create and provide the lost data to the appropriate card association or card under company or to Company, as the case may be, within a reasonable time.
         7.5 IN NO EVENT SHALL EITHER PARTY BE RESPONSIBLE TO THE OTHER FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING FROM OR AS A RESULT OF ANY BREACH OF THIS AGREEMENT.

               SECTION 8. PROPRIETARY AND CONFIDENTIAL INFORMATION

         8.1 The parties acknowledge that in the performance of the terms of this Agreement, each may be entrusted with information which the other deems to be Confidential Information, whether prepared or owned by the party deeming such information confidential, or otherwise coming into that party's possession or control, from any third party who deems it confidential or proprietary. Therefore, each party agrees to keep all information confidential belonging to the other party confidential and will not disclose any confidential formation to any person except that either party may disclose:
                  (a) Information to its employees and representatives, to the extent required to perform this Agreement;
                  (b) Any portion of the Information that was or becomes generally available to the public other than as a result of a disclosure by the party not claiming ownership of confidential information;
                  (c) Information required to be disclosed by the any state or federal bank regulatory agency or any card association having jurisdiction over the subject matter of this Agreement or by court order or pursuant to governmental process; and
                  (d) Information for which the party claiming ownership of confidential information provides written consent for disclosure.
         8.2 For purposes of this Agreement, the term "Confidential Information" shall mean the following:
                  (a) Any information, know-how, data process, technique, design, drawing, program, formula or test data, work-in-progress, engineering, manufacturing, marketing, financial, sales supplier,




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customer, employee, investor or business information, whether in oral, written, graphic, electronic or other form; or any other information or a business nature to the extent not disclosed to or generally known by those persons engaged in business similar to that conducted by the party claiming confidentiality (other than by the act or acts of an employee not authorized by the party claiming confidentiality to disclose such information), including, but not limited to, confidential sales or marketing information, actual or anticipated research and development endeavors, customer lists, customer usages and requirements, financial data, products, technology, equipment, data processing procedures and techniques and any other secret business plans or activities of either party, its parents, affiliates or subsidiaries, or information from any third party which was disclosed to the party claiming confidentiality; or
                  (b) Any trade secret and any patentable and/or copyrightable subject matter, including, but not limited to, ideas, inventions, processes, formulae, methods, refinements, source code and listings, enhancements, specifications, user manuals, screen displays and formats, computer and software documentation, software performance results, data and data formats, protocols, network configurations and the like which are conceived, developed, created or owned by the party claiming confidentiality; all confidential or secret letters, memoranda, summaries, notes and any other documents or data in any form or recorded on any medium pertaining to either party or its respective business.
         8.3 Failure to mark any of the trade secrets of Confidential Information as "Confidential" shall not affect its status as trade secrets or Confidential Information under this Agreement.
         8.4 Company acknowledges that all software programs, software systems designs or architectures, plans, documents, know-how and data bases provided by Processor (the "Processor Systems") are, and shall remain, the property of Processor or any third party licensor providing software for Processor's use and shall include any modifications to the Processor System made specifically at Company's request and cost. Further, use of the Processor System does not grant to Company any proprietary or license rights to the system or any part thereof except as may be specifically set forth in this Agreement.
         Likewise, Processor acknowledges that all merchant records, merchant data, including transaction data, and any other information acquired by Processor from Company and its employees, agents and merchants are, and shall remain the property of Company.
         8.5 The provisions of this Section 8 shall survive any expiration or termination of this Agreement.

                    SECTION 9. WARRANTIES AND REPRESENTATIONS

         9.1 Third Party Components. Processor represents and Company acknowledges that (a) Processor's processing systems and software may contain software and hardware components that are either owned by a third party or in the public domain, and (b) that Processor has no proprietary interest in such software or hardware, and as such, cannot grant to Company a license to use such software or hardware and any related documentation. Processor represents and warrants that it has the necessary licenses and/or permissions to utilize such hardware and software for performance of this Agreement. PROCESSOR MAKES NO WARRANTIES OR REPRESENTATION AS TO SUCH THIRD PARTY SOFTWARE OR HARDWARE (INCLUDING INFRINGEMENT) AND FURTHER DISCLAIMS ANY AND ALL LIABILITY FOR ANY LOSSES OR DAMAGES THAT MAY RESULT FROM THE USE THEREOF EXCEPT AS MAY BE OTHERWISE SET FORTH IN THIS AGREEMENT.
         9.2 Disclaimer of Warranties. EXCEPT FOR THOSE WARRANTIES SET FORTH IN THIS AGREEMENT, PROCESSOR MAKES NO WARRANTIES REGARDING THE USE, OPERATION OR PERFORMANCE OR NON-PERFORMANCE OF SOFTWARE AND SYSTEMS UTILIZED FOR THIS AGREEMENT, WHETHER EXPRESS OR IMPLIED, AND PROCESSOR EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.





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                         SECTION 10. GENERAL PROVISIONS

         10.1 Disclosure. Each party shall promptly notify the other of any claim, demand, action, suit or proceeding, facts or circumstances, or the prospect or threat of the same, which might materially and adversely affect either party's ability to perform its obligations pursuant to this Agreement.
         10.2 Assignment. Neither party may assign this Agreement or any of its rights and obligations herein to any third party without the prior written consent of the other party which consent shall not be unreasonably withheld. The foregoing shall not include any assignment to a parent, affiliate or subsidiary of the assigning party.
         10.3 Amendment; Waiver. This Agreement, any of the schedules and exhibits referred to herein and any of the provisions hereof or thereof shall not be amended, modified or waived in any fashion except by an instrument in writing signed by the parties hereto. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
         10.4 Notice. All notices, demands and other communications hereunder shall be in writing and shall be delivered in person or deposited in the United States mail, certified or registered, with return receipt requested, or sent by reputable overnight delivery service as follows:

         (a) If to Processor:

         (b) If to Company:

         The persons or addresses to which mailings or deliveries shall be made or facsimiles sent may be changed from time to time by notice given pursuant to the provisions of this subsection 10.4.
         Any notice, demand or other communication given pursuant to the provisions of this subsection 10.4 shall be deemed to have been given on the date actually delivered or five days following the date deposited in the United States mail, properly addressed, postage prepaid, as the case may be.
         10.5 Relationship of Parties. Nothing contained in this Agreement or any other schedule or exhibit hereto shall be construed as constituting a partnership, joint venture or agency between Processor and Company. The parties are independent parties to an agreement and shall be deemed independent contractors for all purposes.
         10.6 Arbitration Provisions. Any controversy or claim arising out of or relating to this Agreement, excluding any collection action under Section 3, shall be settled by arbitration by a panel of three arbitrators in accordance with the rules of the American Arbitration Association then in effect, whose decisions shall be final, binding and without appeal. The three arbitrators shall be selected pursuant to the rules of the American Arbitration Association from a panel of independent and disinterested persons with at least five years experience in significant corporate or business matters who are familiar with transaction processing services. Each party shall select one arbitrator, and the two so




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selected shall select the third arbitrator. The arbitration shall be conducted in Fairfax County, Virginia, and shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to contracts made and to be performed wholly within such commonwealth. The expenses of both parties in the arbitration, including reasonable attorneys' fees and arbitration expenses, shall be paid by the party whose claims are denied by the arbitrators. If each party prevails in part, the arbitrators will determine the appropriate allocation of expenses. This Agreement Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration agreement set forth herein shall not limit a court from granting a temporary restraining order or preliminary injunction in order to preserve the status quo of the parties pending arbitration. Further, the arbitrator(s) shall have power to enter such orders by way of interim award which shall be enforceable in a court of competent jurisdiction over the party against whom enforcement is sought.
         10.7 Headings; Severability. The headings contained in this Agreement are for convenience of reference only and do not form a part of this Agreement. If any provision of this Agreement, or the application or any such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.
         10.8 Attorney Fees. In the event of any litigation or arbitration between the parties hereto respecting or arising out of this Agreement, the prevailing party in such action and any appeals therefrom shall be entitled to recover reasonable legal fees, whether or not such litigation or arbitration proceeds to final judgment or determination.
         10.9 Force Majeure.
                  (a) Neither party shall be liable to the other by reason of any failure in the performance of this Agreement to the extent such failure arises beyond the control of that party. Such causes may include but are not limited to acts of God, acts of civil or military authority, fires, strikes, unavailabilty of energy resources, delay in transportation, riots or war. In the event of any such occurrence, the disable party shall thereafter endeavor to perform its obligations as promptly as possible. The disabled party shall promptly and in writing advise the other party if it is unable to perform due to any such event, the expected duration or such inability to perform and of any developments (or changes therein) that appear likely to affect the ability of that party to perform any of its obligations hereunder in whole or in party.
                  (b) In the event either party or any of its designated agents is disabled and is unable to perform any material obligation hereunder in whole or in part in excess of ten (10) consecutive business days, and in the absence of a commercially reasonably recovery plan, the other party shall be entitled to immediately terminate this Agreement.
         10.10 Counterparts. This Agreement may be executed in one or more counterparts and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same documents. All counterparts so executed and delivered shall be deemed to be an original, shall be construed together and shall constitute one agreement.
         10.11 Integrated Agreement. This Agreement, the exhibits hereto and all other documents and instruments delivered in accordance with the terms hereof constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or herein provided for.
         10.12 Equal Employment Opportunity. Processor will provide equal employment opportunities to any employee or applicant and will not discriminate against any person because of race, color, religion, sex, national origin, disability, age or veteran status as set forth in applicable federal and state laws and regulations.



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         IN WITNESS WHEREOF, the parties hereof have caused this Agreement to be executed by their duly authorized officers as of the effective date hereof.


PROCESSOR:                                 COMPANY:


____________________________________       _____________________________________

Printed Name  ______________________       Printed Name  _______________________

Title:        ______________________       Title:        _______________________

Date          ______________________       Date          _______________________



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                                   SCHEDULE A
                              Processing Price List


























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                                    EXHIBIT A
                             Acquirer Authorization


Acquirer:         ____________________________________________________________

Address:          ____________________________________________________________

                  ____________________________________________________________

Bank Contact:     ____________________________________________________________
                  Name                                     Phone #


Country___________________________  BIN ________________    ICA_________________


Acquirer hereby authorizes _______________________ ("Company") to act on its behalf in all matters relating to the services being provided by Processor for the foregoing BIN and ICA and hereby waives any and all claims that Acquirer might raise against Company arising from the performance of this Agreement, whether under the laws of the Unites States or any state or territory thereof, or any laws of Acquirer's place of domicile as set forth above or of any other laws or regulations that might apply to this Agreement, including the rules and regulations of Visa and MasterCard.

Acquirer acknowledges that certain forms and authorizations are required by Visa and MasterCard in order to implement the foregoing BIN and ICA on Processor's systems, and Acquirer agrees that Company shall be entitled to rely on the content of such forms for processing services to be provided by Processor.

The foregoing is acknowledged and agreed to by Acquirer.



By:               _____________________________________________

Printed Name:     _____________________________________________

Title:            ______________________________

Date:             ______________________________






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                                    EXHIBIT B
                         Authorization to Debit Account


         ORBIS DEVELOPMENT, INC. ("Company") hereby authorizes [NAME OF PROCESSOR] ("Processor") to debit the following account for fees and charges as set forth in the Processing Services Agreement (the "Agreement") between the parties dated __________, 2000.

         This authorization shall remain in effect for any term of time during which the Agreement is in full force and effect and for any period thereafter specified in the Agreement during which the respective rights and obligations of the parties may remain in effect.


Bank Name:                 ________________________________________

ABA No.:                   ________________________________________

Depository Account No.:    ________________________________________


COMPANY:


By:               __________________________________________________

Printed Name:     __________________________________________________

Title:            _________________________Date:____________________





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